EXHIBIT 5.1

                    [GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]

                                 August 17, 1998

Amwest Insurance Group, Inc.
5230 Los Virgenes Road
Calabasas, California  91302

Re:      Amwest Insurance Group, Inc.
         Registration Statement on Form S-8

Ladies and Gentlemen:

         As special counsel to Amwest Insurance Group, Inc., a Delaware corporation ("Amwest"), we are familiar with the activities of Amwest and its corporate records. We have participated in the authorization and preparation of the Amwest Insurance Group, Inc. 1998 Stock Incentive Plan (the "Plan") and the Registration Statement on Form S-8 (the "Registration Statement") being filed by Amwest under the Securities Act of 1933, as amended, for the purpose of registering 250,000 shares of common stock, par value $0.01 per share, of Amwest for use in connection with the Plan (the "Shares").

         On the basis of our knowledge of Amwest's activities and its corporate records, we are of the opinion that the Shares will be legally issued, fully paid and nonassessable when issued and paid for in accordance with the Plan.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                 Sincerely,

                                 /s/ Gibson, Dunn & Crutcher LLP

                                 GIBSON, DUNN & CRUTCHER LLP